700 LOUISIANA STREET SUITE 4300 HOUSTON, TEXAS 77002	FAX: 713 225-6475 TELEPHONE: 713 570-3200

PRESS RELEASE

Pioneer Announces the
Pricing of Common Stock Offering

     Houston, Texas (December 1, 2004) — Pioneer Companies, Inc. (OTC: PONR) today reported that it entered into an underwriting agreement with CRT Capital Group LLC in connection with the sale to CRT of 1,000,000 shares of Pioneer’s common stock. Pioneer also granted to CRT an option to purchase up to an additional 100,000 shares to cover over-allotments, if any.

     Pioneer estimates that it will receive net proceeds of approximately $20.3 million from the offering (or $22.4 million if CRT exercises its over-allotment option in full), after deducting estimated expenses. Pioneer intends to use all of the net proceeds to redeem a portion of its outstanding Senior Secured Floating Rate Guaranteed Notes due 2006 and Senior Floating Rate Term Notes due 2006.

     A copy of the final prospectus relating to the offering may be obtained from CRT Capital Group LLC, Attention: Prospectus Department, 262 Harbor Drive, Stamford, CT 06902.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission and has become effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants and several downstream manufacturing facilities in North America.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact:	Kent Stephenson
(713) 570-3200